EXHIBIT 99.1
IMMEDIATE RELEASE
MARCH 1, 2007

Investor Contact:	Crystal C. Bell, Investor Relations Specialist
Phone: (214) 721-9407

Media Contact:	Jill McMillan, Public Relations Specialist
Phone: (214) 721-9271
CROSSTEX ENERGY REPORTS FOURTH-QUARTER AND FULL-YEAR 2006 RESULTS
Company Delivers Preliminary 2007 Guidance
DALLAS, March 1, 2007 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) today reported earnings for the fourth-quarter and full-year 2006.
Fourth-Quarter 2006 – Crosstex Energy, L.P. Financial Results
The Partnership’s distributable cash flow in the fourth quarter of 2006 was $22.0 million, or 3.24 times the amount required to cover its minimum quarterly distribution of $0.25 per unit and 1.06 times the amount required to cover its current distribution of $0.56 per unit. Distributable cash flow in the quarter benefited from a $3.9 million sale of idle equipment. Distributable cash flow was $22.2 million in the fourth quarter of 2005. Distributable cash flow is a non-GAAP financial measure and is explained in greater detail under “Non-GAAP Financial Information.” There is a reconciliation of this non-GAAP measure to net income in the tables at the end of this news release.
The Partnership’s gross margin increased 30 percent to $73.3 million in the fourth quarter of 2006 from $56.4 million in the corresponding 2005 period. Gross margin from the Midstream business segment rose $11.5 million, or 25 percent, to $57.1 million. The improvement was primarily due to a $10.4 million contribution to gross margin in the fourth-quarter from the Partnership’s North Texas Pipeline and related processing facilities that began operations in the second quarter of 2006 and the North Texas gathering systems acquired in June 2006 from Chief Holdings LLC. Higher volumes on the Louisiana Intrastate Gas system also contributed to the increase. Gross margin from the Treating business segment rose $5.4 million, or 50 percent, to $16.2 million in the fourth quarter of 2006. The increase was attributable to dramatic growth in the number of treating plants in service and a nonrecurring $1.5 million revenue adjustment related to contractual fee escalations at the nonoperated Seminole plant. There were 160 treating plants in service at the end of the fourth quarter of 2006 versus 112 plants in service at the end of the fourth quarter of 2005.

“The year 2006 was one of tremendous growth for Crosstex. Our distributable cash flow and gross margin were strong despite continued operational issues in South Louisiana,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “Our experienced, talented employees expanded our footprint in the fast-developing Barnett Shale play with the construction and subsequent operation of our North Texas Pipeline and the strategic acquisition of Chief’s midstream assets. These achievements position Crosstex as one of the key midstream players in the Barnett. The extraordinary level of activity in the Barnett continues to exceed our expectations, and we expect our investment in the region to result in exceptional growth in 2007 and for many years to come. In addition, in 2006 we made two significant Treating acquisitions, expanding our industry-leading position in the amine-plant rental business.
“Our South Louisiana Processing assets, or SLP, remain a challenge for us due to a reduction in production in the Gulf of Mexico after the 2005 hurricanes,” Davis continued. “As we have mentioned before, we have a team that is taking immediate action to improve the SLP business, headed by Bob Purgason, Crosstex’s Chief Operating Officer. We believe we will see improvement from these efforts during the second half of 2007.”
The Partnership reported a net loss of $4.9 million in the fourth quarter of 2006, compared with net income of $10.5 million in the fourth-quarter 2005. Depreciation and amortization expense increased $10.6 million in the fourth-quarter 2006 compared with the fourth-quarter 2005 due primarily to the Chief acquisition and the North Texas Pipeline that were not in service in the fourth-quarter 2005. The Partnership incurred a large depreciation charge on these assets, which are at an early stage of cash-flow development. Additionally, the fourth-quarter of 2005 benefited from strong margins on the SLP assets.
Operating expenses were $28.1 million in the fourth quarter of 2006, compared with $19.1 million in the fourth-quarter 2005. The increase was primarily associated with new assets in service during 2006. General and administrative expenses in the fourth-quarter 2006 rose to $11.9 million from $10.4 million in the fourth-quarter 2005. The higher amount was related to staffing increases from the Chief assets acquisition and associated build out; other construction activity, including the North Texas Pipeline and North Louisiana pipeline expansion projects; and a greater number of treating plants in service. Interest expense rose to $15.6 million in the fourth quarter of 2006 from $6.4 million in the fourth quarter of 2005 due to increased debt from acquisition and development activities.
The net loss per limited partner unit in the fourth quarter of 2006 was $0.34 per unit versus net income of $0.33 per unit in the fourth quarter of 2005. The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $4.3 million in the fourth quarter of 2006, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation increased the limited partners’ share of the net loss to $9.2 million in the quarter.

Full-Year 2006 – Crosstex Energy, L.P. Financial Results
Distributable cash flow in 2006 was $81.9 million, or 3.02 times the amount required to cover the minimum quarterly distribution and 1.02 times the amount required to cover the Partnership’s distributions of $80.0 million. Distributable cash flow in 2006 increased 27 percent from distributable cash flow in 2005 of $64.6 million.
Gross margin in 2006 rose 68 percent to $272.5 million from $162.5 million, primarily due to acquisitions, higher system throughput and a favorable processing environment for natural gas liquids. The Midstream segment contributed $92.1 million to the increase, and Treating margins improved $17.9 million year over year.
In 2006, the Partnership reported a net loss of $4.2 million, compared with net income of $19.2 million in 2005. Depreciation and amortization expense increased $46.7 million, the result of additional Chief assets in service, the SLP acquisition, the North Texas Pipeline start-up and a greater number of treating plants in operation. Operating expenses increased to $101.0 million in 2006 from $56.7 million in 2005 primarily due to the new assets in service during 2006. General and administrative expenses in 2006 increased to $45.7 million from $32.7 million in 2005. The higher amount was related to staffing increases from the Chief assets acquisition and associated build out; other construction activity, including the North Texas Pipeline and North Louisiana pipeline expansion projects; a greater number of treating plants in service; and the SLP acquisition. Interest expense rose to $51.2 million in 2006 from $15.4 million in 2005 due to increased debt from acquisitions and construction.
The loss per limited partner unit was impacted by the preferential allocation of net income to the general partner of $16.5 million in 2006, which represented the general partner’s incentive distribution rights less certain stock-based compensation costs. This allocation increased the limited partners’ share of the net loss to $20.6 million for the year, or $0.81 per unit.
Fourth-Quarter 2006 – Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $0.5 million for the fourth quarter of 2006, compared with net income of $45.1 million for the comparable period in 2005. The Corporation’s net loss before gain on issuance of partnership units, income taxes and interest of noncontrolling partners in the net income of the Partnership was $5.4 million in the fourth quarter of 2006, compared with net income of $10.3 million in the fourth quarter of 2005. The net income in fourth-quarter 2005 was attributable to a noncash net gain after income tax impact on issuance of Partnership units of $37.6 million related to the Partnership’s offering of 6.6 million units during the quarter.
The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $11.5 million in the fourth quarter of 2006. Its share of Partnership distributions in the fourth quarter of 2005 was $9.4 million. The recently announced increase in the Partnership’s distribution of $0.01 per unit raised the Corporation’s share of distributions by $0.4 million from $11.1 million in the third quarter of 2006.

Full-Year 2006 – Crosstex Energy, Inc. Financial Results
The Corporation reported net income of $16.5 million for 2006, compared with net income of $49.1 million for the comparable period in 2005. The Corporation’s net loss before gain on issuance of partnership units, income taxes and interest of noncontrolling partners in the net income of the Partnership was $4.6 million in 2006, compared with net income of $18.8 million in 2005. The net income in 2006 included a noncash net gain after income tax impact of $10.8 million from issuance of Partnership units related to the conversion of Partnership Series A Subordinated units to 1.5 million common units during the year. Net income in 2005 included a similar net gain after income tax impact of $37.6 million related to the Partnership’s offering of 6.6 million units during the year. The Corporation’s share of Partnership distributions, including distributions on the Corporation’s 10 million participating limited partner units, its two percent general partner interest and the incentive distribution rights, was $43.8 million in 2006. Its share of Partnership distributions in 2005 was $31.0 million.

Crosstex Provides Preliminary 2007 Guidance
“2006 began a transitional period for us that will continue through 2007. In 2006, the Partnership spent nearly $900 million to initiate major organic growth projects. In 2007, we estimate that we will spend another $250 million to expand these projects. Most of the cash-flow benefit from these sizable capital investments will occur after 2007,” said Davis. “During each quarter in 2007 and thereafter, we expect dramatic growth in cash flows from the North Texas Gathering assets, the North Texas Pipeline and the Parker County processing facilities. The North Louisiana pipeline expansion, which should be operational at the end of the first quarter, also will contribute to cash flow. Although we are cautiously optimistic about the opportunity to enhance performance of the SLP facilities during the second half of 2007, we have not assumed this improvement in our guidance.”
The Partnership estimates a 2007 net loss of $2 million to $17 million and distributable cash flow of $83 to $95 million. Total maintenance capital expenditures are expected to be $11 million to $14 million in 2007, an increase of $5 million to $8 million from 2006. This increase in maintenance capital reflects the expectation that expenditures that were planned but not spent in 2006 will occur in 2007. The internal charge for the cost of the natural gas liquids puts purchased in conjunction with the SLP acquisition will increase to $9 million in 2007. This will not be charged to distributable cash flow in 2008 and beyond.
The Partnership currently expects to pay total distributions in 2007 between $2.24 and $2.34 per unit, or a 3% to 7% increase over 2006. The Corporation would receive total distributions of $44 million to $50 million from the Partnership based on that range. The Corporation anticipates direct cash expenses associated with its operations outside the Partnership of approximately $2 million. In addition, the Corporation anticipates that it will incur only nominal current-year income tax expense due to tax loss carryforwards and other tax benefits that it expects to use in 2007. The Corporation also will continue to build its cash balances during the year. Therefore, the Corporation expects to pay dividends in the range of $0.88 to $0.98 per share in 2007, or a 9% to 21% increase over 2006.
“As we go through this transition in 2007, we anticipate that the rate of growth of our dividends and distributions may slow temporarily,” Davis continued. “This is directly attributable to the impact of the 2005 hurricanes on our SLP assets and the fact that our major capital programs in 2006 and 2007 are in the early stages of making cash-flow contributions, which we expect to build over time.”
The company plans to disclose more detailed guidance prior to its March 30, 2007, analyst meeting in Dallas, Texas.

Preliminary Guidance for 2007
Reconciliation of Net Income (Loss) to Distributable Cash Flow
(In millions)

	Range
	Low	High (A)
Net Income (Loss)	$(17)	$(2)
Interest	78	73
Depreciation and Amortization	108	108
Stock Based Compensation	12	12

Adjusted Cash Flow	181	191

Interest	(78)	(73)
Amortization of Put Premiums	(9)	(9)
Maintenance Capital Expenditures	(11)	(14)

Distributable Cash Flow	$83	$95

(A)	Assumes the repayment of $100 million of debt in 2007 to reduce interest expense.
Crosstex to Hold Earnings Conference Call Today
The Partnership and the Corporation will hold their quarterly conference call to discuss fourth-quarter and full-year 2006 results today, March 1, at 10:00 a.m. Central Time (11:00 p.m. Eastern Time). The dial-in number for the call is 1-866-761-0748, and the passcode is “Crosstex.” Callers outside the United States should dial 1-617-614-2706, and the passcode is “Crosstex.” A live Web cast of the call can be accessed on the Investors page of Crosstex Energy’s Web site at www.crosstexenergy.com. A replay of the call can be accessed for 30 days by dialing 888-286-8010, passcode 40752106. International callers should dial 1-617-801-6888, passcode 40752106, for a replay. Interested parties also can visit the Investors page of Crosstex’s Web site to listen to a replay of the call.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, 12 processing plants, four fractionators, and approximately 160 natural gas amine-treating plants in service and approximately 35 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2006 Department of Energy data.
Crosstex Energy, Inc. owns the two percent general partner interest, a 42 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com

Non-GAAP Financial Information
This press release contains a non-generally accepted accounting principle financial measure that we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before noncash charges, less maintenance capital expenditures and amortization of costs of certain derivatives (puts) plus proceeds from the sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures and the amortization of put premiums. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. The puts were acquired to hedge the future price of certain natural gas liquids. The net cost of the puts is being amortized against Distributable Cash Flow over their life.
We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included among the following tables.
This press release contains forward-looking statements identified by the use of words such as “forecast,” “anticipate,” “expect” and “estimate.” These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership’s and the Corporation’s assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership’s and the Corporation’s results of operations and financial condition are: (1) the amount of natural gas transported in the Partnership’s gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership’s processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership’s credit risk management efforts may fail to adequately protect against customer nonpayment; (6) the Partnership may not adequately address construction and operating risks and (7) other factors discussed in the Partnership’s and the Corporation’s Form 10-Ks for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
(Tables follow)

CROSSTEX ENERGY, L.P.
Selected Financial Data
(All amounts in thousands except per unit numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Midstream	$705,838	$1,054,544	$3,073,069	$2,982,874
Treating	18,327	14,542	66,225	48,606
Profit from Energy Trading Activities	580	411	2,510	1,568

	724,745	1,069,497	3,141,804	3,033,048

Cost of Gas
Midstream	649,351	1,009,405	2,859,815	2,860,823
Treating	2,104	3,710	9,463	9,706

	651,455	1,013,115	2,869,278	2,870,529

Gross Margin	73,290	56,382	272,526	162,519

Operating Expenses	28,117	19,138	100,991	56,736
General and Administrative	11,942	10,360	45,694	32,697
(Gain) Loss on Derivatives	240	(3,711)	(1,599)	9,968
Gain on Sale of Property	(2,131)	(341)	(2,108)	(8,138)
Depreciation and Amortization	24,548	13,890	82,731	36,024

Total	62,716	39,336	225,709	127,287

Operating Income	10,574	17,046	46,817	35,232

Interest Expense and Other	(15,575)	(6,432)	(51,244)	(15,375)

Net Income (Loss) before Minority Interest and Taxes	(5,001)	10,614	(4,427)	19,857

Minority Interest in Subsidiary	(8)	(110)	(231)	(441)
Income Tax Provision (Benefit)	134	(40)	(222)	(216)

Net Income (Loss) before Cumulative Effect of Accounting Change	(4,875)	10,464	(4,880)	19,200

Cumulative Effect of Accounting Change	—	—	689	—

Net Income (Loss)	$(4,875)	$10,464	$(4,191)	$19,200

General Partner Share of Net Income (Loss)	$4,275	$3,435	$16,456	$8,652

Limited Partners Share of Net Income (Loss)	$(9,150)	$7,029	$(20,647)	$10,548

Net Income (Loss) per Limited Partners’ Unit before Accounting Change:
Basic	$(0.34)	$0.33	$(0.81)	$0.56

Diluted	$(0.34)	$0.30	$(0.81)	$0.51

Weighted Average Limited Partners’ Units Outstanding:

Basic	26,614	21,554	26,337	19,006

Diluted	26,614	23,809	26,337	20,527

CROSSTEX ENERGY, L.P.
Reconciliation of Net Income (Loss) to Distributable Cash Flow
(All amounts in thousands except ratios and distributions per unit)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Income (Loss)	$(4,875)	$10,464	$(4,191)	$19,200
Depreciation and Amortization (1)	24,477	13,820	82,444	35,751
Stock-based Compensation	2,348	1,398	8,557	4,057
Gain on Sale of Idle Property	(2,240)	(342)	(2,108)	(8,138)
Proceeds from Sale of Idle Property	3,862	—	4,645	9,313
Financial Derivatives Mark-to-Market	1,319	(2,304)	3,255	9,243
Cumulative Effect of Accounting Change	—	—	(689)	—
Deferred Tax (Benefit) Expense	(147)	501	490	216

Cash Flow	24,744	23,537	92,403	69,642

Amortization of Put Premiums	(1,450)	—	(4,442)	—
Maintenance Capital Expenditures	(1,318)	(1,319)	(6,044)	(5,046)

Distributable Cash Flow	$21,976	$22,218	$81,917	$64,596

Minimum Quarterly Distribution (MQD)	$6,790	$6,379	$27,136	$25,515
Distributable Cash Flow/MQD	3.24	3.48	3.02	2.53
Actual Distribution	$20,813	$16,913	$79,980	$50,050
Distribution Coverage	1.06	1.31	1.02	1.29

Distributions per Limited Partner Unit	$0.56	$0.51	$2.18	$1.93

(1)	Excludes minority interest share of depreciation and amortization of $72,000 and $287,000 for the three months and year ended December 31, 2006, respectively, and $70,000 and $272,000 for the three months and year ended December 31, 2005, respectively.

CROSSTEX ENERGY, L.P.
Operating Data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006		2005
Pipeline Throughput (MMBtu/d)
South Texas	426,000	516,000	461,000		479,000
LIG Pipeline & Marketing	746,000	593,000	693,000		601,000
North Texas	159,000	—	115,000	(1)	—
Other Midstream	183,000	154,000	181,000		142,000

Total Gathering & Transmission Volume	1,514,000	1,263,000	1,450,000		1,222,000

Natural Gas Processed (MMBtu/d)	1,927,000	1,729,000	1,938,000		1,825,000

Commercial Services Volume (MMBtu/d)	97,000	144,000	138,000		175,000

Treating Plants in Service (2)	160	112	160		112

(1)	North Texas first date of service was April 1, 2006. Average daily throughput for the year ended December 31, 2006, is from the first service date through December 31, 2006.

(2)	Treating Plants in Service represents plants in service on the last day of the period.

CROSSTEX ENERGY, INC.
Selected Financial Data
(All amounts in thousands except per share numbers)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Midstream	$705,838	$1,054,544	$3,073,069	$2,982,874
Treating	18,327	14,542	66,225	48,606
Profit from Energy Trading Activities	580	411	2,510	1,568

	724,745	1,069,497	3,141,804	3,033,048

Cost of Gas
Midstream	649,351	1,009,405	2,859,815	2,860,823
Treating	2,104	3,710	9,463	9,706

	651,455	1,013,115	2,869,278	2,870,529

Gross Margin	73,290	56,382	272,526	162,519

Operating Expenses	28,129	19,155	101,036	56,768
General and Administrative	12,352	10,850	47,707	34,145
(Gain) Loss on Derivatives	240	(3,711)	(1,599)	9,968
Gain on Sale of Property	(2,131)	(341)	(2,108)	(8,138)
Depreciation and Amortization	24,567	13,901	82,792	36,070

Total	63,157	39,854	227,828	128,813

Operating Income	10,133	16,528	44,698	33,706

Interest Expense and Other	(15,496)	(6,273)	(49,277)	(14,941)

Income (Loss) before Gain on Issuance of Partnership Units, Income Taxes and Interest of Noncontrolling Partners in the Partnership’s Net Income	(5,363)	10,255	(4,579)	18,765
Income Tax Provision (Benefit)	124	(27,519)	(11,118)	(30,047)
Gain on Issuance of Units of the Partnership	—	65,070	18,955	65,070
Interest of Noncontrolling Partners in the Partnership’s Net (Income) Loss	5,704	(2,743)	13,027	(4,652)

Net Income before Cumulative Effect of Accounting Change	465	45,063	16,285	49,136

Cumulative Effect of Accounting Change	—	—	170	—

Net Income	$465	$45,063	$16,455	$49,136

Net Income per Common Share Before Accounting Change:

Basic Earnings per Common Share	$0.01	$1.18	$0.39	$1.29

Diluted Earnings per Common Share	$0.01	$1.16	$0.42	$1.26

Weighted Average Shares Outstanding:

Basic	45,941	38,280	42,168	37,956

Diluted	46,534	38,946	38,871	38,871

Dividends per Common Share	$0.22	$0.19	$0.84	$0.56